UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 25, 2007
CT COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

NORTH CAROLINA	0-19179	56-1837282
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1000 PROGRESS PLACE NE
P.O. BOX 227
CONCORD, NORTH CAROLINA	28026-0227
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (704) 722-2500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

ITEM 1.01.     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
CT Communications, Inc., a North Carolina corporation (the “Company”), has entered into an Agreement and Plan of Merger, dated as of May 25, 2007 (the “Merger Agreement”), with Windstream Corporation, a Delaware corporation (“Windstream”), pursuant to which Windstream Marlin, Inc., a wholly owned subsidiary of Windstream (“Merger Sub”) will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation.
Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock of the Company (the “Shares”), other than any Shares owned by the Company or any subsidiary of the Company, Merger Sub or any direct or indirect wholly-owned subsidiary of Windstream, will be canceled and converted automatically into the right to receive $31.50 in cash, without interest.
The Merger is conditioned, among other things, on the approval of the Merger Agreement by the shareholders of the Company and the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
The Company may terminate the Merger Agreement under certain circumstances, including if its board of directors determines in good faith that it has received an unsolicited bona fide “Superior Proposal,” as defined in the Merger Agreement, and otherwise complies with certain terms of the Merger Agreement. In connection with such termination, the Company must pay a fee of $19,000,000 to Windstream (the “Company Breakup Fee”). The Merger Agreement also provides for the Company to pay to Windstream the Company Breakup Fee upon termination of the Merger Agreement in certain other circumstances.
Immediately prior to the execution of the Merger Agreement, and as a condition to Windstream and Merger Sub entering into the Merger Agreement, the Company and American Stock Transfer & Trust Company (the “Rights Agent”) entered into an amendment (“Amendment No. 1”) to the Amended and Restated Rights Agreement, dated as of January 28, 1999 and effective as of August 27, 1998 (the “Rights Agreement”), which provides that neither the execution of the Merger Agreement nor the consummation of the Merger will trigger the provisions of the Rights Agreement. Amendment No. 1 is further described in Item 3.03 below.
The foregoing descriptions of the Merger Agreement and Amendment No. 1 do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement and Amendment No. 1 which are filed as exhibits hereto, and are incorporated herein by reference.
ITEM 3.03.     MATERIAL MODIFICATIONS TO RIGHTS OF SECURITY HOLDERS.
Immediately prior to the execution of the Merger Agreement, the Company and the Rights Agent entered into Amendment No. 1, which provides that neither the execution of the Merger Agreement nor the consummation of the Merger will trigger the provisions of the Rights Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.
In particular, Amendment No. 1 provides, among other things, that neither the Parent nor any of its Subsidiaries, Affiliates or Associates, including Merger Sub (as defined in the

Merger Agreement) (collectively, the “Parent Group”) shall be, or shall be deemed to be, an Acquiring Person by virtue of or as a result of (A) the execution of the Merger Agreement or any agreements, arrangements or understandings entered into by Parent or Merger Sub contemplated by the Merger Agreement if such agreements, arrangements or understandings are in accordance with the terms and conditions of the Merger Agreement as the same may be amended from time to time; (B) the announcement of the Merger Agreement or the Merger; (C) the consummation of the Merger; or (D) the consummation of the other transactions contemplated by the Merger Agreement upon the terms and conditions of the Merger Agreement. Each event described in subclauses (A), (B), (C) and (D) is referred to herein as an “Exempted Transaction.”
In addition, pursuant to Amendment No. 1, the Parent Group shall not be deemed to be a Beneficial Owner of, or to beneficially own, any securities solely by virtue of or as a result of any Exempted Transaction.
Pursuant to Amendment No. 1, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction and a Share Acquisition Date shall not be deemed to have occurred by virtue of or as a result of the public announcement of any Exempted Transaction.
In accordance with Amendment No. 1, at the Final Expiration Date (as defined in Amendment No. 1), (a) the Rights Agreement shall be terminated and be without any further force or effect, (b) none of the parties to the Rights Agreement will have any rights, obligations or liabilities thereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under the Rights Agreement, including, without limitation, the right to purchase or otherwise acquire Company Common Shares or any other securities of the Company.
The foregoing description of Amendment No. 1 contained herein does not purport to be complete and is qualified in its entirety by reference to Amendment No. 1, which is filed as an exhibit hereto and is incorporated herein by reference.
ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS.
(d)     Exhibits.
2.1	Agreement and Plan of Merger, dated as of May 25, 2007, by and among CT Communications, Inc., Windstream Marlin, Inc. and Windstream Corporation.

4.1	Amendment No. 1 to Amended and Restated Rights Agreement, dated May 25, 2007, between CT Communications, Inc. and American Stock Transfer & Trust Company, as Rights Agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CT COMMUNICATIONS, INC.

	By:	/s/ Ronald A. Marino

Ronald A. Marino Chief Accounting Officer

Dated: May 31, 2007